Exhibit 99.1

Joint Filer Agreement

The undersigned hereby agree and acknowledge that the statement containing the information required by Schedule 13D, to which this agreement is attached as an exhibit, is filed on behalf of each of them, and any amendments or supplements to the Schedule 13D shall also be filed on behalf of each of them.

March 17, 2026

Fulgur Frontier Capital LP

By:	/s/ Oleg Mikhalskiy
Name:	Oleg Mikhalskiy
Title:	Director; authorized signatory of Fulgur Investment Management Limited, its general partner

Fulgur Ventures I, L.P.

By:	/s/ Oleg Mikhalskiy
Name:	Oleg Mikhalskiy
Title:	Manager; manager of Fulgur Ventures LLC, its general partner